UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )*
                               ------------------

                           America Service Group Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    02364L109
                  ---------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2001
                       ------------------ --------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
CUSIP No.         02364L109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Partners Limited Partnership  39-1807188
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                  (a) [  ]
        Not Applicable                                            (b) [  ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
     NUMBER OF
       SHARES         ---------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
     OWNED BY
       EACH                     368,400
    REPORTING
     PERSON           ---------------------------------------------------------
      WITH              7    SOLE DISPOSITIVE POWER

                                None
                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                368,400
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            368,400
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.8%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IA
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         02364L109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Investment Corporation
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                  (a) [  ]
        Not Applicable                                            (b) [  ]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Wisconsin
-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
     NUMBER OF
       SHARES         ---------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
     OWNED BY
       EACH                     368,400
    REPORTING
     PERSON           ---------------------------------------------------------
      WITH              7    SOLE DISPOSITIVE POWER

                                None
                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                368,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            368,400
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.8%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           CO
-------------------------------------------------------------------------------

                                       13G
CUSIP No.         02364L109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Andrew A. Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                  (a) [  ]
        Not Applicable                                            (b) [  ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
     NUMBER OF
       SHARES         ---------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
     OWNED BY
       EACH                     368,400
    REPORTING
     PERSON           ---------------------------------------------------------
      WITH              7    SOLE DISPOSITIVE POWER

                                None
                      ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                                368,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            368,400
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.8%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

                                       13G
CUSIP No.         02364L109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlene Murphy Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                                  (a) [  ]
        Not Applicable                                            (b) [  ]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
     NUMBER OF
       SHARES         ---------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
     OWNED BY
       EACH                     368,400
    REPORTING
     PERSON           ---------------------------------------------------------
      WITH              7    SOLE DISPOSITIVE POWER

                                None
                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                368,400
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            368,400
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.8%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

Item 1(a)                  Name of Issuer:

                                    America Service Group Inc.

Item 1(b)                  Address of Issuer's Principal Executive Offices:


                                    105 Westpark Drive, Suite 300
                                    Brentwood, TN  37027


Item 2(a)                  Name of Person Filing:


                              Artisan Partners Limited Partnership
                              ("Artisan Partners")
                              Artisan Investment Corporation, the general partner of Artisan Partners ("Artisan Corp.") Andrew A. Ziegler
                              Carlene Murphy Ziegler


Item 2(b)                  Address of Principal Business Office:


                               Artisan Partners, Artisan Corp.,
                               Mr. Ziegler and Ms. Ziegler are all
                               located at:


                               1000 North Water Street, #1770
                               Milwaukee, WI 53202


Item 2(c)                  Citizenship:


                              Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                              Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)                  Title of Class of Securities:

                                    Common Stock


Item 2(e)                  CUSIP Number:


                                    02364L109


Item 3                     Type of Person:

                                (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4                     Ownership (at June 30, 2001):

                                    (a)     Amount owned "beneficially" within
                                            the meaning of rule 13d-3:

                                            368,400

                                    (b)     Percent of class:

                                            6.8% (based on 5,417,790 shares
                                            outstanding as of May 11, 2001)

                                    (c)     Number of shares as to which such
                                            person has:

                                                  (i)   sole power to vote or
                                                        to direct the vote: None
                                                 (ii)   shared power to vote
                                                        or to direct the vote:
                                                        368,400
                                                (iii)   sole power to dispose
                                                        or to direct the
                                                        disposition of: None
                                                 (iv)   shared power to dispose
                                                        or to direct disposition
                                                        of: 368,400

Item 5                     Ownership of Five Percent or Less of a Class:

                                    Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                    The shares reported herein have been
                                    acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                                    Not Applicable


Item 8 Identification and Classification of Members of the Group:

                                    Not Applicable


Item 9                     Notice of Dissolution of Group:

                                    Not Applicable


Item 10                    Certification:

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  July 10, 2001


                                         ARTISAN INVESTMENT CORPORATION
                                            for itself and as general partner of
                                            ARTISAN PARTNERS LIMITED PARTNERSHIP




                                         By: /s/ Andrew A. Ziegler
                                             -----------------------------------
                                                 Andrew A. Ziegler
                                                 President


                                          ANDREW A. ZIEGLER

                                          /s/ Andrew A. Ziegler
                                          --------------------------------------


                                          CARLENE MURPHY ZIEGLER

                                          /s/ Carlene Murphy Ziegler
                                          --------------------------------------

                                  Exhibit Index
                                 ---------------

Exhibit 1 Joint Filing Agreement dated as of July 10, 2001 by and among Artisan Partners
                                    Limited Partnership, Artisan Investment
                                    Corporation, Andrew A. Ziegler, and
                                    Carlene Murphy Ziegler